EXHIBIT 99.6

ASSIGNMENT AND INDEMNIFICATION AGREEMENT

THIS ASSIGNMENT AND INDEMNIFICATION AGREEMENT (this “Agreement”) is executed this 16th day of November 2007, by and between TSSS, Inc., a Delaware corporation whose address for purposes of this Agreement is c/o Pearl Cohen Zedek Latzer LLP, 1500 Broadway, New York, NY 10036, (“Assignee”); and Jonathan Ilan Ofir, an Israeli Citizen whose address is 87 Tobin Ave, Great Neck, NY 11021 (“Assignor”).

RECITALS

WHEREAS, Assignor has made, executed and delivered a series of loans to DCI USA, Inc. (“DCI”) in the original aggregate principal amounts of $976,962.72 (the “Ofir Notes); and

WHEREAS, Assignor desires to transfer, convey and assign to Assignee the Ofir Notes, and Assignee desires to accept such transfer, conveyance and assignment on the terms and provisions as contained in this Agreement;

NOW, THEREFORE, in consideration of the Assignor’s transfer, conveyance, and assignment of the Ofir Notes to Assignee, the receipt and sufficiency of which by Assignee is hereby acknowledged, Assignee and Assignor hereby agree as follows:

1.    Assignee hereby agrees to assume all responsibilities and obligations under the Ofir Notes for and on behalf of Assignor according to the terms and conditions set forth in the Ofir Notes.

2.    The parties hereto acknowledge and agree that this Agreement shall not affect in any way the terms or conditions of the Ofir Notes.

3.    Assignee hereby indemnifies and holds harmless Assignor against any and all claims or damages that may arise as a result of DCI’s failure to make principal and interest payments in a timely fashion as provided under the Ofir Notes.

4.    This Assignment is executed by, acknowledged, and shall be binding upon the Assignor and Assignee and their respective successors and assigns.

5.    This Agreement represents the full and complete agreement between the parties and any modification thereto must be in writing and signed by all of the parties hereto.

7.    This Agreement shall be subject to the laws and jurisdiction of the State of New York.

IN WITNESS WHEREOF, this Agreement is executed by the undersigned parties as of the day and year first set forth above.

ASSIGNOR		ASSIGNEE

TSSS, INC.

/s/ Jonathan Ilan Ofir		By:	/s/ Ofer Arbib
Jonathan Ilan Ofir			Name: Ofer Arbib
Title: Member of the Board

AGREED AND ACKNOWLEDGED:

DCI USA, INC.

By:	/s/ Jonahtan Ilan Ofir
Name: Jonathan Ilan Ofir
Title: Chairman of the Board